Exhibit (k)(1)
ROBINHOOD VENTURES FUND II
ADMINISTRATION AGREEMENT
This ADMINISTRATION AGREEMENT (the “Agreement”) is made this May 21, 2026, by and between Robinhood Ventures Fund II, a Delaware statutory trust (the “Company”) and Robinhood Ventures DE, LLC, a Delaware limited liability company (the “Administrator” or “RHV”).
WHEREAS, the Company is a closed-end management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, the Company wishes to retain the Administrator to provide administrative services to the Company; and
WHEREAS, the Administrator is willing to furnish such services on the terms and conditions hereinafter set forth;
NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:
1.    The Company hereby appoints the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Company (the “Board,” and each member thereof, a “Trustee”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render, or arrange for the rendering of, such services, and to assume the obligations herein set forth, subject to the reimbursement of costs and expenses as provided for below. The Administrator, and any such other persons providing services arranged for by the Administrator, shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.
2.    The Administrator shall perform (or oversee, or arrange for, the performance by third parties of) the administrative and compliance services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, accounting, bookkeeping and record keeping services at such office facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company (and, for the avoidance of doubt, at the expense of the Company), arrange for the services of, and oversee/conduct relations with, sub-administrators, custodians, depositories, loan agents, transfer agents, escrow agents, dividend disbursing agents, other shareholder servicing agents, accountants and accounting service providers, fund administration, treasury services, attorneys, underwriters, brokers and dealers, intermediaries, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as the Board shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator, provide any advice or recommendation relating to the securities and other assets that the

Company should purchase, retain or sell, or any other investment advisory services to the Company. The Administrator shall be responsible for the financial, accounting and other records that the Company is required to maintain and shall prepare all required periodic and/or event driven reports to shareholders, and other materials required by any agreement or otherwise to be filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, which includes, but is not limited to, providing the services of the Company’s Chief Financial Officer, Chief Compliance Officer, and their respective staffs. At the Company’s request, the Administrator will provide on the Company’s behalf significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance. In addition, the Administrator will assist the Company, in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, compliance monitoring (including providers), preparing materials and coordinating meetings of the Board, and the printing and dissemination of reports to shareholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others. For the avoidance of any doubt, the parties agree that the Administrator is authorized to enter into one or more sub-administration agreements as the Administrator determines necessary in order to carry out the services set forth in this Section, subject to the prior approval of the Company.
3.    The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and, if required by any applicable statutes, rules and regulations, including without limitation, the 1940 Act, will maintain and keep such books, accounts and records in accordance with such statutes, rules and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records that it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement. The Administrator may engage one or more third parties, subject to the prior approval of the Company, to perform all or a portion of the foregoing services.
4.    The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information of natural persons pursuant to Regulation S-P of the SEC, shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided, or thereafter becomes publicly available, other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any legal authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.
5.    In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder (including costs and expenses incurred by the Administrator in connection with the delegation of its obligations hereunder to any sub-administrator). Except as specifically provided herein or otherwise in the Investment

Advisory Agreement (the “Investment Advisory Agreement”) between the Company and the Administrator (in its capacity as adviser pursuant to the Investment Advisory Agreement, the “Adviser”), the Company anticipates that all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Company, and the base compensation and bonuses and benefits of such personnel and the routine overhead expenses (including rent, office equipment and utilities) allocable to such services, will be provided and paid for by the Adviser.
The Company will bear all other expenses to be incurred in its operation (including to the extent such operations are performed by RHV or its affiliates), including, without limitation: (i) the Company’s share of all fees, costs and out-of-pocket expenses (including any legal and other professional fees and expenses and platform fees) incurred by the Company, RHV or its affiliates in connection with the formation of the Company (including all or a portion of such amounts in respect of the Company and the development, formation and operation of investment vehicles established to facilitate investments by the Company, as well other vehicles through which the Company makes or holds investments), the incorporation and registration of such entities (in the United States or otherwise), related regulatory filings (such as Form 10-K, Form 10-Q, Form 8-K and others), any related taxes, the offering and distribution of the interests therein (including legal and tax advice, preparation of disclosures, notifications, translations, publications (including without limitation on a website for regulatory, commercial or other purposes)), such share being determined as between the Company and any such other entity on a basis that RHV determines in good faith is appropriate (“Organizational Expenses”); (ii) legal (including without limitation in respect of corporate formalities, such as corporate secretary services and domiciliation services), accounting, regulatory (including expenses incurred in connection with certain filings and registrations), compliance (including compliance consultants), administrator, consulting (including expert network and media consultants), valuation (including valuation consultants engaged by the Adviser), custodial, depositary, auditing, costs associated with any regulatory audit, investigation, settlement or review of any entity of the Company, costs incurred with any action, suit or proceeding of any kind of nature, transfer agency, third-party trustee, administrator and shareholder servicing, banking, database subscriptions (including, without limitation, subscriptions used for the purposes of researching, monitoring, valuing, or obtaining market data in respect of potential or existing portfolio investments), software licensing, web hosting, digital platform, data aggregation, marketing, translation, reporting and other external professional fees and expenses, but excluding, for the avoidance of doubt, the costs of RHV’s and its affiliates’ general compliance with law not related to the Company; (iii) out-of-pocket costs of developing, sourcing, evaluating, negotiating, structuring, obtaining regulatory approvals for, purchasing, trading, settling, monitoring, holding and disposing of potential investments, whether consummated or unconsummated and including expenses related to meetings or conferences hosted or attended by the Adviser, its affiliates or any of their respective employees to source investments, attendance at industry conferences and trade association memberships, and, in the case of unconsummated investments, break-up fees, and of making, monitoring, holding or selling investments (including, without limitation, expenses relating to risk assessment, due diligence or ongoing monitoring of potential and existing investments, including the environmental, social and governance risks related thereto), including expenses related to the organization or maintenance of any entity (including intermediate entities) used to acquire, hold or dispose of any investment or otherwise facilitate the Company’s investment activities, record-keeping expenses, travel, hotel accommodations, meals and entertainment expenses (“Travel Expenses”), consulting fees and expenses and any finders, placement, brokerage or other similar fees and expenses; (iv) expenses associated with the preparation of the Company’s financial statements and tax returns, the representation of the Company or the shareholders in tax matters and preparation of tax forms and the Company’s information reporting regime compliance, and the preparation of tax reports for shareholders; (v) out-of-pocket costs and expenses, including without limitation, Travel Expenses, of meeting with shareholders and reporting to the shareholders, including expenses incurred in connection with the Company’s shareholder meetings (including Travel Expenses of the representatives of shareholders, employees of RHV or its affiliates, speakers and vendors), and annual software licensing fees and other fees related to investor reporting as well as publication costs (including without limitation on a website or database, for regulatory, commercial or other purposes); (vi) except as otherwise provided herein or in the Investment Advisory Agreement, any taxes, fees or other governmental charges levied against the Company or its income or assets or in connection with its business or operations (including pursuant to any separate tax sharing agreement or similar agreement with any party); (vii) costs and expenses of the Board, including the operation of the board of any intermediary/holding vehicle, Travel Expenses for members of the Board and employees of RHV or its affiliates incurred in connection with meetings of the Board, meetings with shareholders or meetings related to the Company; (viii) the Management Fee (as defined in the Investment Advisory Agreement); (ix) interest on, and fees and expenses related to or arising from, any incurrence of indebtedness, including without limitation in respect of any credit facility, guarantees of indebtedness, or hedging activities of the Company (whether or not such facility or hedging arrangement is implemented); (x) premiums or fees for trustees’ and officers’ liability insurance and other insurance protecting the Company or any indemnified party from liabilities in connection with the affairs of the Company; (xi) amounts charged to the Company for certain non-advisory, reporting, oversight, legal, compliance, tax, valuation, accounting, information technology and security, clerical and general administrative services provided by employees of RHV or its affiliates, including by persons who are officers of the Company (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses) (“Insourced Services”); (xii) interest costs related to borrowing, any related facility fees, commitment expenses and any other costs related to the borrowing; (xiii) all other costs and expenses of the Company, RHV or its affiliates in connection with the Company’s organization and/or operations other than Adviser Expenses (as defined in the Investment Advisory Agreement), such as costs of litigation or other matters that are the subject of indemnification and costs of winding-up and liquidating the Company; (xiv) any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Company is a party and any indemnification expenses as provided for in the Company’s Agreement and Declaration of Trust and Bylaws; (xv) fees and expenses incident to qualifying and listing of the Company’s shares on any exchange; (xvi) the compensation of the Company’s Chief Compliance Officer and the salary of any compliance personnel of RHV and its affiliates who provide compliance-related services to the Company, provided such salary expenses are properly allocated between the Company and other affiliates, as applicable, and any costs associated with the monitoring, testing and revision of the Company’s compliance policies and procedures required by Rule 38a-1 under the 1940 Act; (xvii) the compensation of the Company’s Chief Financial Officer and the salary of any financial reporting personnel of RHV and its affiliates who provide financial reporting-related services to the Company, provided such salary expenses are properly allocated between the Company and other affiliates, as applicable; (xviii) the allocated costs incurred by RHV and its affiliates in providing managerial assistance to those portfolio companies of the Company that request it; and (xix) where appropriate and relevant, all ongoing costs and expenses, as detailed under (ii) to (xviii) above, as incurred in connection with, or by, any other vehicles through which the Company makes or holds investments, as well as the respective general partners or equivalent (if not a partnership) of such entities.
RHV and its affiliates will be entitled to reimbursement by the Company of RHV’s and its affiliates’ cost of providing the Company with Insourced Services. For the avoidance of doubt, it also is understood and agreed that if persons associated with RHV or any of its affiliates, including persons who are officers of the Company, provide Insourced Services to the Company at the request of the

Company, the Company may reimburse RHV and its affiliates for their costs in providing such Insourced Services to the Company. Nothing contained herein shall be construed to restrict the Company’s right to hire its own employees or to contract for services to be performed by third parties. To the extent that RHV or its affiliates (i) pays or otherwise bears the costs of any Company expenses or (ii) advances amounts to the Company on a temporary basis, the Company shall reimburse RHV or such affiliate for the same.
6.    This Agreement will become effective as of the date of this Agreement and, unless sooner terminated as provided herein, will continue in effect until the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Company, but only so long as such continuance is specifically approved at least annually by (i) the Board and (ii) a majority of those members of the Company’s Board of Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in the 1940 Act and the rules and regulations thereunder) of any such party.
7.    This Agreement is terminable with respect to the Company without penalty by the Board on not more than 60 days’ nor less than 30 days’ written notice to the Administrator, or by the Administrator upon not less than 60 days’ written notice to the Company, and will be terminated upon the mutual written consent of the Administrator and the Company. Neither party may assign (as such term is defined in the 1940 Act and the rules and regulations thereunder) this Agreement without the prior written consent of the other party.
8.    The Administrator agrees that for services rendered to the Company, or for any claim by it in connection with services rendered to the Company, it shall look only to assets of the Company for satisfaction. The undersigned officer of the Company has executed this Agreement not individually, but as an officer under the Company’s Agreement and Declaration of Trust and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Company individually.
9.    In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Company, the Administrator and any partner, director, officer or employee of the Administrator, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to the Company, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.
(a)    The Company shall indemnify, to the fullest extent permitted by law, the Administrator, or any partners, directors, officers or employees of the Administrator and their respective affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Company, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties to the Company. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

(b)    The Administrator shall indemnify, to the fullest extent permitted by law, the Company and all controlling persons of the Company (as described in Section 15 of the Securities Act of 1933, as amended), against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Administrator, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Administrator. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.
10.    The services of the Administrator to the Company are not to be deemed exclusive, and the Administrator shall be free to render similar services to others so long as its services to the Company are not impaired thereby. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
11.    No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
12.    This Agreement and the Investment Advisory Agreement embody the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
13.    This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors and permitted assigns.
14.    This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.
Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the District of Delaware, or if such action may not be brought in that court, then such action shall be brought in the Court of Chancery of the State of Delaware sitting in New Castle County (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court; and (c) waives any objection that either Designated Court is an inconvenient forum.
15.    The Administrator shall not be liable for any losses caused directly or indirectly by circumstances beyond the Administrator’s reasonable control, including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, non-

performance by a third party not hired or otherwise selected by the Administrator to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

ROBINHOOD VENTURES FUND II

By:	/s/ Sarah Pinto
Name: Sarah Pinto
Title: President

ROBINHOOD VENTURES DE, LLC

By:	/s/ Manan Shah
Name: Manan Shah
Title: Senior Director, Corporate Treasurer